HEALTH ANTI-AGING LIFESTYLE OPTIONS INC.
                        ENTERS INTO AGREEMENT TO RESCIND
                  ACQUISITION OF NETWORK LIFESTYLE RADIO CORP.

VANCOUVER, BRITISH COLUMBIA FEBRUARY 14, 2003 - Health Anti-Aging Lifestyle Options Inc. (HALO) (OTCBB Symbol: HLOI) announced today that it has entered into an agreement to rescind certain Share Exchange Agreements which were effective as of February 28, 2002. The rescission will effectively result in HALO transferring and delivering, directly or indirectly, 5,452,500 common shares in its subsidiary corporation, Network Lifestyle Radio Corp. ("NLR") to Michael C. Woodman, Dean Mailey, Kathryn Williams and Stephen Greer. Mr. Woodman, Mr. Mailey and Ms. Williams, all HALO directors and executive officers, will, together with Mr. Greer, transfer and deliver 5,452,500 shares of HALO on closing of the agreement which is scheduled for March 17, 2003. HALO will cancel those shares on receipt.

The agreement further provides that HALO will make a similar offer of rescission to the prior shareholders of NLR. Should all of the shareholders participate in the rescission, HALO will (subject to the availability of an exemption from registration in the United States and an exemption from filing a prospectus in British Columbia) distribute all of its shares on a one-for-one exchange with the prior shareholders of NLR. In the event that any of the prior shareholders of NLR do not participate in the rescission, HALO will transfer and deliver to NLR's treasury that number of shares that otherwise would have been transferred back. On completion of the rescission, all shares of NLR will either be held by the prior shareholders of NLR or be returned to NLR's treasury. HALO may receive up to an additional 6,161,633 of its shares in connection with the rescission of the Share Exchange Agreements and any shares so received will be cancelled by HALO.

During the last year, HALO advanced to NLR a total estimated $2.1 million for the development of its health and wellness products and services. The entire advance will be deemed null and void on closing of the agreement. In addition, the Employment Agreements with Mr. Woodman and Mr. Mailey will be deemed null and void and HALO will not be liable for any amounts owing to them pursuant to the Employment Agreements or for any other reason. Mr. Woodman, Mr. Mailey and Ms. Williams will resign as directors and executive officers of HALO on closing of the agreement and a total of 675,000 stock options issued to them will be null and void.

To avoid any potential conflict of interest that may arise, Justin Harbord was appointed as an Executive Committee of the Board of Directors of HALO to negotiate and close the transactions contemplated.

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING INFORMATION AND STATEMENT CONCERNING THE COMPANY'S OPERATIONS, PERFORMANCE AND FINANCIAL CONDITION, INCLUDING, IN PARTICULAR, THE LIKELIHOOD OF THE COMPANY'S SUCCESS IN CLOSING THE AGREEMENTS TO RESCIND THE SHARE EXCHANGE AGREEMENTS WITH MR. WOODMAN, MR.
MAILEY, MS. WILLLIAMS AND MR. GREER AND THE OTHER PRIOR SHAREHOLDERS OF NLR. THESE STATEMENTS ARE BASED UPON A NUMBER OF UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THIS DOCUMENT IS NOT INTENDED TO BE AND IS NOT AN ADVERTISEMENT FOR ANY SECURITIES OF THE COMPANY.

Further Information:
Justin Harbord, Director
Health Anti-Aging Lifestyle Options Inc.
Telephone:  (604) 689-4256


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